Exhibit 10.2



                      Waiver/Modification of LTIP Interest
           in connection with the Proposed Sale of The Arc Group, LLC


WHEREAS, the undersigned plan participant is an employee of or consultant to MMC Capital, Inc. ("MMC Capital") and MMC Capital is a wholly owned subsidiary of Marsh & McLennan Risk Capital Holdings, Ltd. ("MMRCH").

WHEREAS, under the MMC Capital Long-Term Incentive Plan (the "LTIP"), certain employees of and consultants to MMC Capital are entitled to participate in profit generated from certain investments made by MMRCH.

WHEREAS, the investment made by MMRCH in The ARC Group, LLC ("ARC") is subject to profit sharing pursuant to the LTIP and the undersigned plan participant has received a grant entitling him to participate in such profit.

WHEREAS, after consulting with the Board of Advisors of Trident II, L.P. ("Trident"), Trident recently indicated that it would be willing to acquire all of MMRCH's interest in ARC but only if both of the undersigned were to enter into an agreement substantially in the form hereof. Trident would expect to use a holding company to consummate this acquisition.

WHEREAS, both of the undersigned have determined that it is in their respective best interests to support the above-referenced sale and to execute this agreement.


NOW, THEREFORE, the undersigned hereby agree as follows:

 o Section 1. The undersigned plan participant hereby irrevocably waives his right to receive any payment under the LTIP in connection with the sale by MMRCH of its interest in ARC to Trident. Amounts not distributed pursuant to the LTIP become an asset of MMC Capital, a wholly owned subsidiary of MMRCH.

 o Section 2. In the event that Trident recovers the entire amount paid to MMRCH for the above-referenced interest in ARC (i.e., to the extent that Trident generates a gain on the purchase of MMRCH's interest in ARC), MMC Capital hereby agrees to make promptly thereafter a payment to the undersigned plan participant in an amount equal to the product of (i) the amount that would have been payable to the undersigned plan participant pursuant to the LTIP upon the sale by MMRCH of its interest in ARC to Trident assuming this agreement had not been executed and (ii) 1.[___]n where "n" is a fraction, the numerator of which is the actual number of days elapsed between the date hereof and the date on which the payment is made to the undersigned plan participant pursuant to this Section 2, and the denominator of which is 365.

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 o  Section 3. It is hereby acknowledged that, to the extent that Trident does not recover the amount paid to MMRCH for the above-referenced interest in ARC (i.e., to the extent that Trident loses money on the purchase of MMRCH's interest in ARC), MMRCH has agreed to pay to Trident as a purchase price adjustment an amount in cash equal to the loss experienced by Trident, but in no event will the amount of such payment exceed the profit pool that would have been available for distribution under the LTIP in connection with the sale of MMRCH's interest in ARC to Trident. The treatment of any portion of the LTIP profit pool relating to ARC that is not paid to Trident shall be subject to the then applicable terms of the LTIP.


Agreed as of June [__], 2002:


MMC Capital, Inc.                                  Plan Participant:


By:_____________________________                   _____________________________
Name:
Title: